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                                                                       EXHIBIT 2


                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of July 5, 1996, by and among UROHEALTH Systems, Inc., a Delaware corporation ("UROHEALTH"), UROHEALTH, Inc. (California), a California corporation and wholly-owned subsidiary of UROHEALTH ("UROHEALTH California"), and Richard-Allan Medical Industries, Inc. ("RA"), an Illinois corporation ("RA"). The parties hereto are sometimes hereinafter referred to collectively as the "Companies." UROHEALTH and UROHEALTH California are sometimes referred to collectively as the "Constituent Corporations," or individually as a "Constituent Corporation."

     WHEREAS, the respective Boards of Directors of the Companies deem it advisable and in the best interests of their respective stockholders that UROHEALTH acquire RA by the merger of RA with and into UROHEALTH California upon the terms and subject to the conditions set forth herein (the "Merger"); and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                  ARTICLE I
                                 THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof) of the Merger, RA shall be merged with and into UROHEALTH California, with UROHEALTH California being the surviving corporation in such Merger (the "Surviving Corporation") and the separate existence of RA shall thereupon cease. The Merger shall have the effects set forth in Section 1107 of the Corporations Code of the State of California ("CCC"). The Surviving Corporation shall be a wholly-owned subsidiary of UROHEALTH.

     1.2 Effective Time of the Merger. The Merger shall become effective upon the completion of the filing of properly executed Agreement of Merger with the Secretary of State of the State of California and properly executed Articles of Merger with the Secretary of State of the State of Illinois, which filing shall be made on the Closing Date after satisfaction of the conditions set forth in
Article VIII. When used in this Agreement, the term "Effective Time" with respect to the Merger shall mean the date and time at which such Agreement of Merger and Articles of Merger are successfully filed.





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                                   ARTICLE II
                    UROHEALTH AND THE SURVIVING CORPORATION

     2.1 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of UROHEALTH California shall be the Articles of Incorporation of the Surviving Corporation of the Merger.

     2.2 Bylaws of the Surviving Corporation. The Bylaws of UROHEALTH California as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     2.3 Directors and Officers of the Surviving Corporation.

        (a) The directors of UROHEALTH California at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

        (b) The officers of UROHEALTH at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     2.4 Employment/Severance Agreements. Prior to the Effective Time, UROHEALTH and RA shall take or cause to be taken all necessary action to cause UROHEALTH to enter into employment agreements, on terms and conditions as outlined in Exhibit 2.4 hereto with Richard R. Newhauser and the other management employees identified in Exhibit 2.4.


                                 ARTICLE III
                            CONVERSION OF SHARES

     3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

        (a) Each share of common stock of RA ("RA Share") issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares as defined in Section 3.6 and RA Shares held by UROHEALTH or any subsidiary of UROHEALTH, if any), shall be converted at the Effective Time into the right to receive (i) a cash amount equal to $27.5 million divided by the number of RA Shares outstanding immediately prior to the Effective Time other than the Excluded Shares, plus (ii) that number of shares of UROHEALTH common stock ("UROHEALTH Shares") equal to $27.5 million divided by (A) the Closing

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Market Value (as defined below) of UROHEALTH common stock multiplied by (B) the number of RA Shares outstanding immediately prior to the Effective Time other than the Excluded Shares, less (iii) amounts and shares distributed under the Retention Plan (as described in Section 7.13) (the "Exchange Ratio"). "Closing Market Value" shall mean the average of the closing prices of UROHEALTH common stock as reported on the American Stock Exchange (or the Nasdaq National
Market, as applicable) for the 15 trading days preceding execution of this Agreement and ending on the sixteenth trading day after the execution of this Agreement.

        (b) At the Effective Time, all RA Shares (other than the Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such RA Shares shall thereafter represent the right to receive the cash and UROHEALTH Shares into which such RA Shares have been converted. Certificates representing RA Shares shall be exchanged for cash and certificates representing whole UROHEALTH Shares issued in consideration therefor upon the surrender of such certificate in accordance with the provisions hereof. If prior to the Effective Time UROHEALTH or RA should split or combine the UROHEALTH Shares or the RA Shares, or pay a stock dividend or other stock distribution in UROHEALTH Shares or RA Shares, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution.

        (c) Each RA Share held in the treasury of RA or by any subsidiary of RA and each such RA Share held by UROHEALTH or any subsidiary of UROHEALTH immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no UROHEALTH Shares shall be issued in exchange therefor. All UROHEALTH Shares owned by RA or any subsidiary shall become treasury stock of UROHEALTH.

     3.2 Exchange of Shares.

        (a) No later than the Effective Time, UROHEALTH shall make available, and each holder of RA Shares (other than Excluded Shares) will be entitled to receive, upon surrender to UROHEALTH of one or more certificates representing such RA Shares for cancellation, cash in the amount and certificates representing the number of UROHEALTH Shares into which such RA Shares are converted in the Merger. The UROHEALTH Shares into which the RA Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

        (b) Upon surrender of a certificate representing RA Shares ("Certificate") for cancellation duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash and a certificate representing that number of whole UROHEALTH Shares which such holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of this Article III, less 10% of such UROHEALTH Shares (the "Indemnification Shares"), which shall be delivered to the Escrow Agent for deposit in the Indemnification Escrow (as defined in Section 10.1(b) hereof) and less the Retention Funds (as defined in Section 7.13).

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        (c) In the event that any stock certificate representing RA Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, UROHEALTH will issue or cause to be issued in exchange for such lost, stolen or destroyed certificate the number of UROHEALTH Shares into which such RA Shares are converted in the Merger in accordance with this Article III. When authorizing such issuance in exchange therefor, the Board of Directors of UROHEALTH may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give UROHEALTH a bond in such sum as it may direct as indemnity, or such other form of indemnity, as it shall direct, against any claim that may be made against UROHEALTH with respect to the certificate alleged to have been lost, stolen or destroyed.

     3.3 Dividends; Transfer Taxes. No dividends that are declared on UROHEALTH Shares will be paid to persons entitled to receive certificates representing UROHEALTH Shares until such persons surrender their certificates representing RA Shares. Upon such surrender, there shall be paid to the person in whose name the certificates representing such UROHEALTH Shares shall be issued any dividends which shall have become payable with respect to such UROHEALTH Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any UROHEALTH Shares are to be issued in a name other than that in which the certificate representing RA Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such UROHEALTH Shares in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of UROHEALTH that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither UROHEALTH nor any other party hereto shall be liable to a holder of RA Shares for any cash payment or UROHEALTH Shares or dividends thereon or, in accordance with Section 3.4, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws.

     3.4 No Fractional Securities. No certificates or scrip representing fractional UROHEALTH Shares shall be issued upon the surrender for exchange of certificates representing RA Shares pursuant to this Article III and no dividend, stock split-up or other change in the capital structure of UROHEALTH shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of RA Shares who would otherwise have been entitled to a fraction of a UROHEALTH Share upon surrender of stock certificates for exchange pursuant to this Article III shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the Closing Market Value.

     3.5 Closing of Transfer Books. At the Effective Time, the stock transfer books of RA shall be closed and no transfer of RA Shares shall thereafter be made. If, after the Effective Time, certificates representing RA Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash and certificates representing UROHEALTH Shares in accordance with the terms hereof. At and after the Effective Time, the holders of RA Shares to

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be exchanged for cash and UROHEALTH Shares pursuant to this Agreement shall cease to have any rights as stockholders of RA except for the right to surrender such stock certificates in exchange for cash and UROHEALTH Shares as provided hereunder.

     3.6 Dissenting Shares. If holders of RA Shares are entitled to dissent from a Merger and demand appraisal of any such RA Shares in accordance with the provisions of the Illinois Business Corporation Act concerning the right of such holders to dissent from a Merger and demand appraisal of their RA Shares ("Dissenting Holders"), any RA Shares held by a Dissenting Holder as to which appraisal has been so demanded ("Excluded Shares") shall not be converted as described in Section 3.1, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the Illinois Business Corporation Act, provided, however, that each RA Share held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal with respect to such RA Shares, in either case pursuant to the Illinois Business Corporation Act, shall not be deemed Excluded Shares but shall be deemed to be converted, as of the Effective Time, into the right to receive cash and UROHEALTH Shares in accordance with the Exchange Ratio.

     3.7 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster, 19900 MacArthur Boulevard, 12th Floor, Irvine, California 92715, at 9:00 a.m., local time, on the first business day (the "Closing Date") after the later of (a) the day on which the stockholders' meeting referred to in Section
7.3 shall have occurred or (b) the day on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date, time and place as the Companies shall agree.

     3.8 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of RA, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of RA, in the name of and on behalf of RA, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     3.9 Update of Exhibits. To the extent any Exhibit called for in Article IV or V hereto is not provided by the applicable party on the date this Agreement is executed, such party shall have 20 days from the date of such execution to provide such Exhibit to the other parties. Any Exhibit provided subsequent to execution hereof and within 20 days of such execution shall be attached hereto and the applicable party's requirements and warranties herein shall be deemed amended thereby as of the date hereof.



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                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF UROHEALTH
                            AND UROHEALTH CALIFORNIA

     As used in this Agreement, (i) the term "Material Adverse Effect" means, with respect to RA, UROHEALTH or UROHEALTH California, as the case may be, a material adverse effect on the business, assets, results of operations or financial condition of such party and its subsidiaries taken as a whole or in the ability of such party to perform its obligations hereunder and (ii) the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries.

     UROHEALTH and UROHEALTH California represent and warrant to RA, except as disclosed to RA in writing prior to the execution of this Agreement, as follows:

     4.1 Organization. Each of UROHEALTH and UROHEALTH California is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each of UROHEALTH and UROHEALTH California is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect. Each corporate subsidiary of UROHEALTH and UROHEALTH California is a corporation duly organized, validly existing and in good standing (to the extent the concept of good standing exists) under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted and is duly qualified to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power or to be so qualified will not have a Material Adverse Effect.

     4.2 Capitalization. As of the date hereof, the authorized capital stock of UROHEALTH and UROHEALTH California is as set forth in Exhibit 4.2 hereto. As of the date hereof, the number of shares of capital stock of UROHEALTH and UROHEALTH California which are issued and outstanding is as set forth in
Exhibit 4.2 hereto. All of the issued and outstanding shares of UROHEALTH and UROHEALTH California are validly issued, fully paid and nonassessable and free of preemptive rights or similar rights created by statute, the

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Certificate of Incorporation or Bylaws of UROHEALTH, the Articles of
Incorporation or Bylaws of UROHEALTH California or any agreement by which UROHEALTH or UROHEALTH California or any of their subsidiaries is a party or by which they are bound. Except (a) as set forth above or, (b) as disclosed in
Exhibit 4.2 hereto, there are not as of the date of this Agreement any shares of capital stock of UROHEALTH issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating UROHEALTH to issue, transfer or sell any shares of its capital stock. Except as set forth in Exhibit 4.2, as of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of UROHEALTH may vote ("Voting Debt") were issued and outstanding with respect to UROHEALTH.

     4.3 Authority Relative to this Agreement. UROHEALTH has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by UROHEALTH and the consummation by UROHEALTH of the transactions contemplated hereby have been duly authorized by the Boards of Directors of UROHEALTH and UROHEALTH California and no other corporate proceedings on the part of either such Company are necessary to approve this Agreement or the transactions contemplated hereby.

     4.4 Consents and Approvals; No Violations. Except for applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, and, as applicable, filing and recordation of Agreement of Merger under the CCC and the Articles of Merger under the Illinois Business Corporation Act, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by UROHEALTH of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by UROHEALTH, nor the consummation by UROHEALTH of the transactions contemplated hereby, nor compliance by UROHEALTH with any of the provisions hereof, will (a) result in any breach of its Certificate of Incorporation or Bylaws or the Articles of Incorporation or Bylaws of its subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which UROHEALTH or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to UROHEALTH, any of its subsidiaries or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults that would not have a Material Adverse Effect.

     4.5 Reports and Financial Statements. UROHEALTH has filed all reports required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act since July 1, 1993, including, without limitation, an Annual Report on Form 10-K for the year ended March 31, 1996 (collectively, the "UROHEALTH SEC Reports"), and has

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previously furnished or made available to RA true and complete copies of all such UROHEALTH SEC Reports. None of the UROHEALTH SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the UROHEALTH SEC Reports fairly presents in all material respects the consolidated financial position of UROHEALTH and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of UROHEALTH and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.

     4.6 Compliance With Applicable Law. Except as disclosed in the UROHEALTH SEC Reports filed prior to the date of this Agreement, UROHEALTH and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of UROHEALTH and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to UROHEALTH or any of its subsidiaries, except to the extent that the failure to hold any such licenses, franchises, permits or authorizations, or any such violation, would not, individually or in the aggregate, have a Material Adverse Effect.

     4.7 Ownership of RA Shares. As of the date hereof, neither UROHEALTH nor, to the knowledge of UROHEALTH, any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, RA Shares which in the aggregate represent 10% or more of the outstanding RA Shares.

     4.8 Absence of Certain Changes in Events. Since March 31, 1996, neither UROHEALTH nor UROHEALTH California, nor any of their subsidiaries, have suffered a change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of UROHEALTH, UROHEALTH California, or any of their subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (other than as a result of changes or proposed changes in federal or state health care (including health care reimbursement) laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by UROHEALTH or UROHEALTH California pursuant hereto.


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     4.9 Employee Benefit Plans.  Each written or formal employee benefit plan
(individually, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") policy or agreement that is maintained by UROHEALTH (all of the foregoing, the "UROHEALTH Benefit Plans"), that is subject to ERISA is in substantial compliance with ERISA; each of the UROHEALTH Benefit Plans intended to be "qualified" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") is so qualified; and no event has occurred, and to the knowledge of UROHEALTH, there exists no condition or set of circumstances in connection with where UROHEALTH or its subsidiaries is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable law with respect to any UROHEALTH Benefit Plan.

     4.10 Other Information. No representation or warranty by UROHEALTH contained in this Agreement or any certificate furnished or to be furnished by or on behalf of UROHEALTH pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact required to be stated herein or therein which is necessary to make the statements contained herein or therein, in light of the circumstances in which they are or were made, not misleading in any material respect.

     4.11 Shares to be Issued in Merger. The UROHEALTH Shares to be issued upon consummation of the Merger pursuant hereto will, at the Effective Time, be duly authorized and will, when issued pursuant to this Agreement, be validly issued, fully paid and nonassessable.

     4.12 Litigation. As of the date of this Agreement, except as disclosed in the UROHEALTH SEC Reports or to the extent that individually and in the aggregate they would not reasonably be expected to have a Material Adverse
Effect: (a) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the best knowledge of UROHEALTH, threatened against or involving UROHEALTH or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (b) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against UROHEALTH or any of its subsidiaries; and (c) UROHEALTH and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions or orders outstanding against them.

     4.13 Taxes. For the purposes of this section, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state or local authority or any other taxing authority on UROHEALTH or any of its Tax Affiliates as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties or assessments of any nature, whatsoever. UROHEALTH has filed or caused to be filed timely all material federal, state, local and foreign tax returns required to be filed by each of its and any member of its consolidated, combined, unitary or similar group (each such member a "Tax Affiliate"). Such returns, reports and other information are accurate and complete in all material respects. UROHEALTH has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all

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taxes shown to be due in respect of the periods for which returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither UROHEALTH nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither UROHEALTH nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed or assessed. No waiver or extension of time to assess any taxes has been given or requested. UROHEALTH's federal and state income tax returns have never been audited by the Internal Revenue Service or comparable state agencies.

     4.14 Compliance With Legislation Regulating Environmental Quality.

        (a) (i) Throughout the period of its ownership or operation of the UROHEALTH Facilities, neither UROHEALTH nor any of its subsidiaries has received any written notices, directives, violation reports, actions or claims from or by (A) any local, state, federal or foreign governmental agency concerning Environmental Laws or (B) any person alleging that, in connection with Hazardous Materials, conditions at any of the UROHEALTH Facilities or UROHEALTH's acts or omissions have resulted in or caused or threatened to result in or cause injury or death to any person or damage to any property, including without limitation, damage to natural resources, and to UROHEALTH's knowledge, no such notices, directives, violation reports, actions, claims or allegations exist; (ii) the UROHEALTH Facilities and the business operated by UROHEALTH and its subsidiaries are in compliance with all applicable state, federal, foreign and local Environmental Laws, except where any noncompliance with Environmental Laws would not have a Material Adverse Effect on UROHEALTH; and (iii) to UROHEALTH's knowledge, no friable asbestos or PCBs have been located at any of the UROHEALTH Facilities. "UROHEALTH Facilities" shall mean UROHEALTH's plants, offices, manufacturing facilities, warehouses, improvements, administration buildings and real property.

        (b) (i) There has been no spill, discharge, release, cleanup or contamination of or by any Hazardous Materials used, generated, treated, stored, disposed of or handled by UROHEALTH or any of its subsidiaries at any of the UROHEALTH Facilities; (ii) neither UROHEALTH nor any of its subsidiaries has treated, stored, disposed of, released or transported any Hazardous Material in a manner which would give rise to any liability under any Environmental Laws; and (iii) UROHEALTH and its subsidiaries hold all necessary permits, licenses, approvals and consents to conduct their business as currently being conducted and are not in violation of any condition of any such permit, license or consent.

     4.15 FDA Matters.

        (a) UROHEALTH and each of its subsidiaries is, and the products sold by UROHEALTH and each of its subsidiaries are, in compliance in all material respects with all current applicable statutes, rules, regulations, standards, guides or orders administered or issued by the Federal Food and Drug Administration or any other federal, foreign, state or local agency or governmental body having regulatory authority over the products of UROHEALTH and its subsidiaries (the "FDA").

        (b) Neither UROHEALTH nor any of its subsidiaries has received from the FDA, or has knowledge of any facts which would furnish any reasonable basis for, any notice of adverse findings, regulatory letters, warning letters,
Section 305 notices or other similar communications from the FDA, and there have been no seizures conducted or threatened by the FDA, and no recalls, field notifications or alerts conducted, requested or threatened by the FDA relating to the products sold by UROHEALTH or any of its subsidiaries.

        (c) Each premarket approval ("PMA") and premarket notification ("510(k)") documents and related documents and information for each of the products of UROHEALTH and its subsidiaries is in compliance in all material respects with the applicable federal statutes, rules, regulations, standards, guides or orders administered or promulgated by the FDA and all preclinical and clinical studies have been conducted with recognized good clinical and good laboratory practices in all material respects.

        (d) Neither UROHEALTH nor any of its subsidiaries is aware of any facts which are reasonably likely to cause (i) the denial, withdrawal, recall or suspension of any products sold or intended to be sold by UROHEALTH or any of its subsidiaries, (ii) a change in the marketing classification or labeling of any such products, or (iii) a termination or suspension of marketing of any such products.

        (e) None of the products manufactured, marketed or sold by UROHEALTH or any of its subsidiaries has been recalled or subject to a field notification (whether voluntarily or otherwise), and neither UROHEALTH nor any of its subsidiaries has received notice (whether completed or pending) of any proceeding seeking recall, suspension or seizure of any products sold or proposed to be sold by UROHEALTH or any of its subsidiaries.


                                   ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF RA

        RA represents and warrants to UROHEALTH, except as disclosed to UROHEALTH in writing prior to the execution of this Agreement, as follows:

        5.1 Organization. RA is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. RA is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect. Each corporate subsidiary of RA is a corporation duly organized, validly existing and in good standing (to the extent the concept of good standing exists) under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted and is duly qualified to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power or to be so qualified will not have a Material Adverse Effect.

        5.2 Capitalization. As of the date hereof, the authorized capital stock of RA is as set forth in Exhibit 5.2 hereto. As of the date hereof, the number of RA Shares which are issued and outstanding is as set forth in Exhibit
5.2 hereto. All of the issued and outstanding RA Shares are validly issued, fully paid and nonassessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of RA or any agreement by which RA or any of its subsidiaries is a party or by which it is bound. Except (a) as set forth above or, (b) as disclosed in Exhibit 5.2 hereto, there are not as of the date of this Agreement any shares of capital stock of RA issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating RA to issue, transfer or sell any shares of its capital stock. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of RA may vote ("Voting Debt") were issued and outstanding with respect to RA. As of the date hereof and at the Effective Time, no stock options, warrants, convertible securities or other contractual commitments to purchase or issue RA Shares are outstanding.

        5.3 Authority Relative to this Agreement. RA has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by RA and the consummation by RA of the transactions contemplated hereby have been duly authorized by the Board of Directors of RA, and, except for approval by the requisite votes cast by RA's stockholders at the meeting provided for in Section 7.3, no other corporate proceedings on the part of RA are necessary to approve this Agreement or the transactions contemplated hereby.

        5.4 Consents and Approvals; No Violations. Except for the Securities Act, the Exchange Act, state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, and, as applicable, filing and recordation of the Agreement of Merger under the CCC and the Articles of Merger under the Illinois Business Corporations Act, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by RA of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by RA, nor the consummation by RA of the transactions contemplated hereby, nor compliance by RA with any of the provisions hereof, will (a) result in any breach of the Articles of Incorporation or Bylaws of RA, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which RA or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to RA, any of its subsidiaries or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults that would not have a Material Adverse Effect.

        5.5 Financial Statements. RA has furnished to UROHEALTH RA's audited consolidated financial statements (consolidated balance sheets, consolidated statements of income, consolidated statements of stockholders' equity and consolidated statements of cash flows) at and for each of the 12-month periods ended June 30, 1993, 1994 and 1995 and its unaudited financial statements at and for the 10-month period ended April 30, 1996 (collectively, the "RA Financial Statements"). Each of the balance sheets (including the related notes) included in the RA Financial Statements fairly presents in all material respects the consolidated financial position of RA and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of RA and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.

        5.6 Absence of Certain Changes or Events. Since June 30, 1995, neither RA nor any of its subsidiaries has: (a) taken any of the actions set forth in Sections 6.1(b), 6.1(c) or 6.1(e) hereof; (b) incurred any liability material to RA and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices; (c) suffered a change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of RA or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (other than as a result of changes or proposed changes in federal or state health care (including health care reimbursement) laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by RA to UROHEALTH pursuant hereto); or (d) subsequent to the date hereof, except as permitted by Section 6.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

        5.7 Litigation. As of the date of this Agreement, except to the extent that individually and in the aggregate they would not reasonably be expected to have a Material Adverse Effect or except as set forth in Exhibit 5.7 hereto:
(a) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the best knowledge of RA, threatened against or involving RA or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (b) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against RA or any of its subsidiaries; and (c) RA and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions or orders outstanding against them. RA has furnished to UROHEALTH in writing, a description of all litigation, actions, suits, proceedings, arbitrations, investigations known to it, judgments, decrees, injunctions or orders pending, or to the knowledge of RA, threatened against or involving RA or any of its subsidiaries, or any of their properties or rights as of the date hereof.

     5.8 Contracts.

        (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements or understandings to which RA or any of its subsidiaries is a party that relates to or affects the assets or operations of RA or any of its subsidiaries or to which RA or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of RA and in full force and effect (with respect to RA or such subsidiary), except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in writing to UROHEALTH pursuant hereto, there are no existing defaults by RA or any of its subsidiaries thereunder or, to the knowledge of RA, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect; and no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by RA or any of its subsidiaries thereunder which default would, individually or in the aggregate, have a Material Adverse Effect.

        (b) As of the date of this Agreement neither RA nor any of its subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 60 days or less notice involving the payment of more than $25,000 per annum, in the case of any such agreement with an individual, (ii) joint venture agreement, (iii) noncompetition or similar agreements that restricts RA or its subsidiaries from engaging in a line of business, (iv) agreement with any executive officer or other employee of RA or any subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving RA of the nature contemplated by this Agreement and which provides for the payment of in excess of $10,000, (v) agreement with respect to any executive officer of RA or any subsidiary providing any term of employment beyond one year or compensation guaranty in excess of $50,000 per annum, or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     5.9 Employee Benefit Plans.

        (a) RA has previously delivered to UROHEALTH a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) policy or agreement that is maintained (all of the foregoing, the "RA Benefit Plans"), or is or was contributed to by RA or any of its subsidiaries or pursuant to which RA or any of its subsidiaries or any trade or business, whether or not incorporated (an "RA ERISA Affiliate"), which together with RA would be deemed a "single employer" within the meaning of Section 4001 of ERISA, is still potentially liable for payments, benefits or claims. A copy of each RA Benefit Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement and a Determination Letter issued by the IRS for each RA Benefit Plan have heretofore been delivered to UROHEALTH. No RA Benefit Plan was or is subject to Title IV of ERISA or Section 412 of the Code (including any "multiemployer plan," as defined in Section 3(37) of ERISA).

        (b) Each of the RA Benefit Plans that are subject to ERISA is in substantial compliance with ERISA; each of the RA Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; and no event has occurred, and to the knowledge of RA, there exists no condition or set of circumstances in connection with which RA or any RA ERISA Affiliate is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable law with respect to any RA Benefit Plan.

        (c) All contributions or other amounts payable by RA or its subsidiaries through June 30, 1996 with respect to each RA Benefit Plan in respect of current or prior plan years have been either paid or accrued on the most recent financial statements of RA made available to UROHEALTH. Any contributions or other amounts payable by RA or its subsidiaries for periods between June 30, 1996 and the Effective Time with respect to each RA Benefit Plan in respect of current or prior plan years have been or will be either paid or accrued in the normal course of business on the books and records of RA at or prior to the Effective Time. There are no pending, or, to the best knowledge of RA, threatened or anticipated, claims (other than routine claims for benefits) by or on behalf of or against any of the RA Benefit Plans or any trusts or other funding vehicles related thereto.

        (d) No RA Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service (other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any comparable state law,
(ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of RA or the RA ERISA Affiliates, or (iv) benefits the full cost of which is borne by the current or former employee or his or her beneficiary).

    5.10 Taxes. For the purposes of this section, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state or local authority or any other taxing authority on RA or any of its Tax Affiliates as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties or assessments of any nature, whatsoever. RA has filed or caused to be filed timely all material federal, state, local and foreign tax returns required to be filed by each of its and any member of its consolidated, combined, unitary or similar group (each such member a "Tax Affiliate"). Such returns, reports and other information are accurate and complete in all material respects. RA has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither RA nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither RA nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed or assessed. No waiver or extension of time to assess any taxes has been given or requested.

     5.11 Compliance With Applicable Law. RA and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of RA and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to RA or any of its subsidiaries, except to the extent that the failure to hold any such licenses, franchises, permits or authorizations, or any such violation, would not, individually or in the aggregate, have a Material Adverse Effect.

     5.12 Subsidiaries. Exhibit 5.12 lists all the subsidiaries of RA as of the date of this Agreement and indicates for each such corporate subsidiary as of such date the jurisdiction of incorporation or organization. All of the outstanding shares of capital stock or other equity interests of each of the subsidiaries are (a) held by RA or one of such wholly-owned subsidiaries, (b) fully paid and nonassessable, and (c) owned by RA or one of such wholly-owned subsidiaries free and clear of any claim, lien or encumbrance.

     5.13 Labor and Employment Matters. (a) RA and its subsidiaries are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act and such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) to the best knowledge of RA, no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the best knowledge of RA is any such investigation threatened or has any such investigation occurred during the last three years, and no governmental entity has provided any notice to RA or any of its subsidiaries or otherwise asserted an intention to conduct any such investigation; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against RA or any of its subsidiaries; (d) no union representation question or union organizational activity exists respecting the employees of RA or any of its subsidiaries; (e) no collective bargaining agreement exists which is binding on RA or any of its subsidiaries; (f) neither RA nor any of its subsidiaries has experienced any material work stoppage or other material labor difficulty; and (g) in the event of termination of the employment of any of the current officers, directors, employees or agents of RA or any of its subsidiaries, none of RA, any of its subsidiaries, UROHEALTH, any of its subsidiaries or the Surviving Corporation, will pursuant to any agreement or by reason of anything done prior to the Effective Time by RA or any of its subsidiaries be liable to any of said officers, directors, employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment health care (other than pursuant to COBRA) or insurance benefits.

     5.14 Insurance. As of the date hereof, RA and each of its subsidiaries are insured by insurers reasonably believed by RA to be of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring RA or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. As of the date hereof, there are no material claims by RA or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

     5.15 Contracts with Physicians, Hospitals, HMOs and Third Party Providers. RA has made available to UROHEALTH copies (or in the case where no written documentation exists, a summary) of all outstanding contracts, partnerships, joint ventures and other arrangements or understandings (written or oral) between (a) RA or any of its subsidiaries and (b) any physician, hospital, HMO, other managed care organization, or other third-party provider relating to the provision of medical or consulting services, treatments, patient referrals, medical or similar activities.

     5.16 Ownership of Shares. As of the date hereof, neither RA nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act) (a) beneficially owns, directly or indirectly, or (b) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of the capital stock of UROHEALTH which in the aggregate represent 10% or more of the outstanding UROHEALTH Shares.

     5.17 FDA Matters.

        (a) RA and each of its subsidiaries is, and the products sold by RA and each of its subsidiaries are, in compliance in all material respects with all current applicable statutes, rules, regulations, standards, guides or orders administered or issued by the Federal Food and Drug Administration or any other federal, foreign, state or local agency or governmental body having regulatory authority over the products of RA and its subsidiaries (the "FDA").

        (b) Neither RA nor any of its subsidiaries has received from the FDA, or has knowledge of any facts which would furnish any reasonable basis for, any notice of adverse findings, regulatory letters, warning letters, Section 305 notices or other similar communications from the FDA, and there have been no seizures conducted or threatened by the FDA, and no recalls, field notifications or alerts conducted, requested or threatened by the FDA relating to the products sold by RA or any of its subsidiaries.

        (c) Each premarket approval ("PMA") and each of the premarket notification ("510(k)") documents and related documents and information for each of the products of RA and its subsidiaries is in compliance in all material respects with the applicable federal statutes, rules, regulations, standards, guides or orders administered or promulgated by the FDA and all preclinical and clinical studies have been conducted with recognized good clinical and good laboratory practices in all material respects. RA has disclosed in writing to UROHEALTH a complete and accurate list of all products of RA and its subsidiaries indicating (i) which products are marketed under an approved FDA authority (e.g., PMA, 510(k) or IDE) and identifying such authority, and (ii) which products are not marketed under an approved FDA authority, and indicating why such products are being marketed without such authority. Such listing also contains a complete and accurate list of all PMA applications, PMA supplements, 510(k) submissions and IDE submissions of RA or any of its subsidiaries currently pending with the FDA.

        (d) Neither RA nor any of its subsidiaries is aware of any facts which are reasonably likely to cause (i) the denial, withdrawal, recall or suspension of any products sold or intended to be sold by RA or any of its subsidiaries,
(ii) a change in the marketing classification or labeling of any such products, or (iii) a termination or suspension of marketing of any such products.

        (e) None of the products manufactured, marketed or sold by RA or any of its subsidiaries has been recalled or subject to a field notification (whether voluntarily or otherwise), and neither RA nor any of its subsidiaries has received notice (whether completed or pending) of any proceeding seeking recall, suspension or seizure of any products sold or proposed to be sold by RA or any of its subsidiaries.

     5.18 RA Proprietary Rights. For purposes of this Section 5.18, RA shall mean RA and each of its subsidiaries.

        (a) Exhibit 5.18 sets forth a listing of all of RA's domestic or foreign federal, state and foreign registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of RA's patents and copyrights and all pending applications therefor, all other trademarks and other marks, trade names and other trade rights or in which RA has any interest whatsoever, and all other trade secrets, designs, plans, specifications, technical information and other RA proprietary rights, whether or not registered, created or used by or on behalf of RA (collectively "RA Proprietary Rights"). Exhibit 5.18 (the "RA Proprietary Rights List") also sets forth: (i) for each patent and registered design, the number, normal expiration date and subject matter for each country in which such patent or registered design has been issued, (ii) for each patent application and registered design application, the application number, date of filing and subject matter for each country, (iii) for each trademark, the trademark application serial number or the trademark registration number, the trademark class of goods covered and the trademark expiration date for each country in which a trademark has been registered, (iv) for each service mark, the service mark serial number or the service mark registration number, the service mark class of goods covered and the service mark expiration date for each country in which a service mark has been registered and (v) for each copyright, the copyright number and date of filing for each country in which a copyright has been filed. The RA Proprietary Rights listed in the RA Proprietary Rights List are all those used by RA in connection with its business. True and correct copies of all patents, and all pending applications for patents, owned, controlled, created or used by or on behalf of RA or in which RA has any interest whatsoever have been provided to UROHEALTH.

        (b) (i) Except as set forth in Exhibit 5.18, no person has a right to receive a royalty or similar payment in respect of any RA Proprietary Rights whether or not pursuant to any contractual arrangements entered into by RA; and RA has no licenses granted, sold or otherwise transferred by or to it nor other agreements to which it is a party relating in whole or in part to any of the RA Proprietary Rights.

           (ii) Except as set forth in Exhibit 5.18, RA owns and has the sole right to use each of the RA Proprietary Rights. Except for applications pending, all of the patents, registered designs and trademarks listed in the RA Proprietary Rights List have been duly issued and all of the other RA Proprietary Rights exist, are registered and are subsisting. All of the pending patent applications have been duly filed. None of the RA Proprietary Rights is involved in any pending or threatened litigation. RA has not received any notice of invalidity or infringement of any rights of others with respect to such trademarks. RA has taken all reasonable and prudent steps to protect the RA Proprietary Rights from infringement by any other person. No other person (x) has the right to use any such trademarks on the goods on which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such person, to cause confusion with the trademarks or to cause a mistake or to deceive, (y) has notified RA that it is claiming any ownership of or right to use such RA Proprietary Rights, or (z) to the knowledge of RA, is infringing upon any such RA Proprietary Rights in any way. To the knowledge of RA, RA's use of the RA Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such RA Proprietary Rights, and no proceedings have been instituted against or notices received by RA that are presently outstanding alleging that RA's use of the RA Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such RA Proprietary Rights. All of the RA Proprietary Rights are valid and enforceable rights of RA and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement. There are not, and it is reasonably expected that after the Effective Time there will not be, any restrictions on RA's right to sell products manufactured by or for RA which relate to the RA Proprietary Rights.

        (c) Except as set forth in Exhibit 5.18, no employee of RA or any of its subsidiaries is, or is now expected to be, in default under any term of any employment contract, agreement or arrangement relating to any RA Proprietary Rights or noncompetition agreement, or any other contract or any restrictive covenant relating to the right of any such officer or employee to be employed by RA or any of its subsidiaries because of the nature of the business conducted or to be conducted by RA or any of its subsidiaries or relating to the use of any intellectual property of others, and the continued employment of RA's and its subsidiaries' officers and employees does not subject RA or any of its subsidiaries to any liability resulting from such a violation.

     5.19 Owned Property; RA Facilities. Except as set forth in Exhibit 5.19, neither RA nor any of its subsidiaries owns any real property. Exhibit 5.19 lists all of RA's plants, offices, manufacturing facilities, warehouses, improvements, administration buildings and real property (the "RA Facilities").

     5.20 Compliance With Legislation Regulating Environmental Quality.

        (a) (i) Throughout the period of its ownership or operation of the RA Facilities, neither RA nor any of its subsidiaries has received any written notices, directives, violation reports, actions or claims from or by (A) any local, state, federal or foreign governmental agency concerning Environmental Laws or (B) any person alleging that, in connection with Hazardous Materials, conditions at any of the RA Facilities or RA's acts or omissions have resulted in or caused or threatened to result in or cause injury or death to any person or damage to any property, including without limitation, damage to natural resources, and to the knowledge of RA, no such notices, directives, violation reports, actions, claims or allegations exist; (ii) the RA Facilities and the business operated by RA and its subsidiaries are in compliance with all applicable state, federal, foreign and local Environmental Laws, except where any noncompliance with Environmental Laws would not have a Material Adverse Effect on RA; (iii) no underground storage tanks either are or, to the knowledge of RA, have been located at any of the RA Facilities; and (iv) to the knowledge of RA, no friable asbestos or PCBs have been located at any of the RA Facilities.

        (b) (i) To the knowledge of RA, there has been no spill, discharge, release, cleanup or contamination of or by any Hazardous Materials used, generated, treated, stored, disposed of or handled by RA or any of its subsidiaries at any of the RA Facilities; (ii) neither RA nor any of its subsidiaries has treated, stored, disposed of, released or transported any Hazardous Material in a manner which would give rise to any liability under any Environmental Laws; and (iii) RA and its subsidiaries hold all necessary permits, licenses, approvals and consents to conduct their business as currently being conducted and are not in violation of any condition of any such permit, license, approval or consent, except where the failure to hold any such permit, license, approval or consent would not have a Material Adverse Effect.

     5.21 Private Sale.

        (a) RA and its stockholders understand and acknowledge that the offering of UROHEALTH Shares pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended (the "Act"), in reliance on exemptions set forth in the Act and the regulations thereunder, nor will it be registered or qualified in any state under any securities or blue sky laws, by reason of their issuance in a transaction exempt from such requirements or qualification. UROHEALTH's reliance upon such exemptions is predicated in part upon RA's representations as set forth in this Agreement.

        (b) RA's stockholders are acquiring the UROHEALTH Shares for their own respective accounts, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same.

        (c) RA's stockholders are "accredited investors" as defined in Regulation D of the Act. RA, and all of its stockholders, by reason of their business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with and who are not compensated by UROHEALTH or any affiliates or selling agent of UROHEALTH, directly or indirectly, have the capacity to protect their own interests in connection with the purchase of UROHEALTH Shares and have no need for liquidity and are able to bear the risk of such investment for an indefinite period of time and to afford a complete loss thereof.

        (d) RA and its stockholders acknowledge that UROHEALTH has made available to them, at a reasonable time prior to the purchase of the UROHEALTH Shares, the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the UROHEALTH Shares and to obtain any additional information that UROHEALTH possesses or can acquire without unreasonable effort or expense.

        (e) RA and its stockholders understand that each stockholder must bear the economic risk of its investment indefinitely, unless the UROHEALTH Shares are registered pursuant to the Act or an exemption from such registration is available.

     5.22 Other Information. No representation or warranty by RA contained in this Agreement or any certificate furnished or to be furnished by or on behalf of RA pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact required to be stated herein or therein which is necessary to make the statements contained herein or therein, in light of the circumstances in which they are or were made, not misleading in any material respect.


                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

     6.1 Conduct of Business Pending the Merger. Each of UROHEALTH, UROHEALTH California and RA agrees on its own behalf and on behalf of its subsidiaries that, during the period from the date of this Agreement and continuing until the Effective Time:

        (a) the respective businesses of such Company and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices;

        (b) such Company and its subsidiaries shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) except for (A) the proposed increase in UROHEALTH's authorized capital stock consisting of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock and (B) the proposed amendment of UROHEALTH's Certificate of Incorporation to entitle the holders of its 8.75% Convertible Subordinated Debentures due 2006 to voting rights, amend its Articles of Incorporation, as applicable, or Bylaws; or (iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or, except for the proposed redemption of UROHEALTH California's Series A Preferred Stock, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries;

        (c) such Company and its subsidiaries shall not (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any Voting Debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except that such Company may issue shares required to be issued upon exercise of existing stock options, warrants or similar plans, or under other contractual commitments previously made, which options, warrants, plans or commitments have been disclosed in writing to the other Company pursuant hereto; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any material loans, advances or capital contributions to, or investments in, any other person, other than to subsidiaries, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; provided, however, that nothing in this subsection (c) to
Section 6.1 shall prevent UROHEALTH from issuing warrants to purchase its Common Stock in accordance with the court-approved settlement of its stockholder securities class action litigation;

        (d) such Company shall use its best efforts to preserve intact the business organization of such Company and its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and their respective subsidiaries; provided, however, that no breach of this covenant shall be deemed to have occurred if a failure to comply with this Section 6.1(d) occurs as a result of any matter arising out of the transactions contemplated by this Agreement or any acquisition proposals made to such Company or the public announcement thereof;

        (e) such Company and its subsidiaries shall not knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a "reorganization" within the meaning of Section 368 of the Code; and

        (f) such Company and its subsidiaries shall use all reasonable efforts to prevent any representation or warranty of such Company herein from becoming untrue or incorrect in any material respect.

     6.2 Compensation Plans. During the period from the date of this Agreement and continuing until the Effective Time, each of UROHEALTH, UROHEALTH California and RA agrees as to itself and its subsidiaries that, other than the agreements referred to in Section 2.4, it will not, without the prior written consent of the other (except as required by applicable law or pursuant to existing contractual arrangements or other plans or commitments as otherwise disclosed to the other in writing pursuant hereto) (a) enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, plan, fund or other arrangement between such Company and one or more of its officers, directors or employees, in each case so as to materially increase the benefits thereunder (collectively, "Compensation Plans"), (b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers or employees (including any such increase pursuant to any Compensation Plan) or any increase in the compensation payable or to become payable to any officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business and consistent with past practices, (c) institute any new employee benefit, welfare program or Compensation Plan, (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or
(e) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such Company of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

     6.3 Current Information. From the date of this Agreement to the Effective Time, each of RA, UROHEALTH and UROHEALTH California will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than semi-monthly) with representatives of the other and to report the general status of its ongoing operations and to deliver to the other (not less than quarterly) unaudited consolidated balance sheets and related consolidated statements of income, stockholders equity and cash flows for the period since the last such report. Each of RA and UROHEALTH will promptly notify the other of any material change in the normal course of business or in its or its subsidiaries' properties.

     6.4 Legal Conditions to Merger. Each of RA, UROHEALTH and UROHEALTH California shall, and shall cause its subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote or consent of stockholders, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption would, in such party's reasonable opinion, (i) be materially burdensome to such party and its subsidiaries taken as a whole or impact in such a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or (ii) result in the imposition of a condition or restriction on such party or on the Surviving Corporation of the type referred to in Section 8.1(c). Each Company will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

        6.5 Advice of Changes; Government Filings. Each of UROHEALTH, UROHEALTH California and RA shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. UROHEALTH shall file all reports required by regulation to be filed by it with the SEC between the date of this Agreement and the Effective Time and shall deliver to RA copies of all such reports promptly after the same are filed. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.


                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

     7.1 Access and Information.

        (a) RA, UROHEALTH and UROHEALTH California and their respective subsidiaries shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives access during normal business hours throughout the period from the date hereof to the Effective Time to all of its books, records, properties, facilities, personnel commitments and records (including but not limited to tax returns) and, during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. No investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger.

        (b) All information furnished by either RA, UROHEALTH and UROHEALTH California to the other pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger. The parties will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with the Confidentiality Agreement dated as of May 31, 1996 among RA and UROHEALTH (the "Confidentiality Agreement") and such Confidentiality Agreement shall survive the termination of this Agreement.

     7.2 Acquisition Proposals. RA and its subsidiaries will not, and will use their best efforts to cause their respective directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives ("advisors") not to, initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, or engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than UROHEALTH and its advisors relating to, any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities representing 10% or more of the total voting power of such Company or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such Company or any of its subsidiaries, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). RA will promptly notify UROHEALTH orally and in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposals) is received and furnish to UROHEALTH a copy of any written proposal.

     7.3 RA Stockholder Approval. RA acting through its Board of Directors, shall, in accordance with applicable law and its Articles of Incorporation and
Bylaws:

        (a) promptly and duly call, give notice of, convene and hold as soon as practicable following the date hereof a meeting of RA's respective stockholders (or obtain a written consent of its stockholders) for the purpose of voting to approve and adopt this Agreement and shall use its best efforts, except to the extent the Board of Directors reasonably believe is otherwise required by its fiduciary duty, to obtain each such stockholder's approval; and

        (b) except to the extent the Board of Directors reasonably believes it is otherwise required by its fiduciary duty, recommend approval and adoption of this Agreement by the stockholders of RA, and take all lawful action to solicit such approval.

     7.4 Director and Officer Indemnification. All rights to indemnification and advancement of expenses existing in favor of the directors, officers and agents of RA (the "Indemnified Parties") under the provisions existing on the date hereof of any of RA's Articles of Incorporation, Bylaws and indemnification agreements shall survive the Effective Time for at least three years thereafter (including any directors' and officers' liability insurance heretofore maintained if such insurance remains available for such period on commercially reasonable terms) and UROHEALTH agrees to indemnify and advance expenses to the Indemnified Parties to the full extent required or permitted by RA under the provisions existing on the date hereof of the Articles of Incorporation, Bylaws and indemnification agreements of RA.

     7.5 Public Announcements. So long as this Agreement is in effect, each of UROHEALTH, UROHEALTH California and RA agrees that it will obtain the approval of the other prior to issuing any press release and will use its best efforts to consult with the others before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency or the rules of the American Stock Exchange.

     7.6 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     7.7 Additional Agreements.

        (a) Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to Section 6.4 hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Companies shall take all such necessary action.

        (b) Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to Section 6.4 hereof, UROHEALTH, UROHEALTH California and RA will cooperate with each other and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

        (c) Each party will keep the other party apprised of the status of any inquiries made of such party by the SEC or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated herein.

     7.8 Company Accruals and Reserves. Prior to the Closing Date, RA shall review and, to the extent determined necessary or advisable, consistent with generally accepted accounting principles and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its accrual, reserve and provision policies and practices to (a) reflect UROHEALTH's plans with respect to the conduct of RA's business following the Merger and (b) make adequate provision (for the costs and expenses relating thereto) so as to be applied consistently on a mutually satisfactory basis with those of UROHEALTH. The parties agree to cooperate in preparing for the implementation of the adjustments contemplated by this Section 7.8. Notwithstanding the foregoing,
(i) RA shall not be obligated to take in any respect any such action pursuant to this Section 7.8 (other than pursuant to the preceding sentence) unless and until UROHEALTH acknowledges that all conditions to its obligations to consummate the Merger have been satisfied and (ii) no adjustments made solely as a result of this Section 7.8 shall change the Exchange Ratio.

     7.9 Purchase of Property. UROHEALTH or UROHEALTH California shall acquire from Newhauser Associates, a Michigan general partnership, that certain real property commonly known as 8850 M-89, Richland, Michigan 49083 pursuant to documents (the "Real Estate Documents") to be attached hereto as Exhibit 7.9 within 20 days of execution hereof for a purchase price of $4.5 million, on the terms and conditions mutually agreed to by the parties and described in the Real Estate Documents. The Real Estate Documents shall contemplate that $1.5 million of the purchase price shall be paid in cash and Newhauser Associates will carry a $3.5 million, 10 year mortgage on such real property at an interest rate equal to the Prime Rate published in the Wall Street Journal on the date of Closing, or if such date is not a day on which such rate is published, on such previous date on which the rate is published.

     7.10 Election of Director. UROHEALTH shall use its best efforts to cause Richard R. Newhauser to be nominated as a director of UROHEALTH and to be renominated as such for three years from the Effective Time.

     7.11 Voting Agreement. The stockholders of RA shall enter into that certain Stockholders Agreement, dated May 13, 1996, agreeing to vote in favor of the Debenture Voting Rights Proposal at the UROHEALTH annual meeting, as described in the related proxy statement.

     7.12 Registration Rights. The parties shall enter into a mutually acceptable agreement providing the stockholders of RA with at least one demand registration right and piggyback registration rights relating to the UROHEALTH Shares, which agreement shall take into account the rights of others under existing registration rights agreements with UROHEALTH.

     7.13 Retention Bonus. At Closing, UROHEALTH shall place into a segregated account of the Indemnification Escrow cash in the amount of $550,000 and that number of UROHEALTH Shares equal to $550,000 (such cash and shares, the "Retention Fund"). Each of the eleven individuals named on Exhibit 7.13 shall be entitled to receive a bonus (the "Retention Bonus") in the event such individual is employed by the Surviving Corporation on the date twelve months after the Effective Time. The Retention Bonus shall equal $50,000 in cash and UROHEALTH Shares equal to $50,000 for each such individual, and shall be paid from the Retention Fund. Any amounts or shares remaining in the Retention Fund after all Retention Bonuses shall have been paid shall be distributed to the RA Stockholders pro rata.

                                  ARTICLE VIII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

     8.1 Conditions to all Parties' Obligation to Effect the Merger. The respective obligations of RA, UROHEALTH and UROHEALTH California to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by mutual agreement:

        (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of RA in accordance with applicable law and there shall be no Dissenting Holders.

        (b) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Agreement of Merger with the Secretary of State for the State of Delaware and the Articles of Merger with the Secretary of State of the State of Illinois, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or on UROHEALTH or UROHEALTH California and their subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. All state securities or blue sky permits and other authorizations necessary to issue the UROHEALTH Shares in exchange for the RA Shares and to consummate the Merger shall have been received.

        (c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon UROHEALTH, UROHEALTH California or their subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon either RA, UROHEALTH or UROHEALTH California or their subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

     8.2 Conditions to Obligation of Each Company to Effect the Merger. The obligation each of RA, UROHEALTH and UROHEALTH California to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived by such Company:

        (a) The other Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the other Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement. RA, UROHEALTH and UROHEALTH California shall have delivered to the other a certificate of its President or an Executive Vice President as to the satisfaction of this condition.

        (b) Each of RA, UROHEALTH and UROHEALTH California shall have received an opinion of its outside counsel, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger applicable to such Company will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that such Company will be a party to the reorganization within the meaning of Section 368(a) of the Code. In addition, each of RA, UROHEALTH and UROHEALTH California shall have received the opinion of its, and the other Company's or Companies' respective, outside counsel dated the Closing Date and addressed to itself and the other Company or Companies covering the additional matters set forth in Exhibit 8.2(b).

        (c) Each of RA, UROHEALTH and UROHEALTH California shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on UROHEALTH or UROHEALTH California and their subsidiaries taken as a whole or upon the consummation of the transactions contemplated hereby.

     8.3 Conditions to Obligation of UROHEALTH and UROHEALTH California to Effect the Merger. The obligation of UROHEALTH and UROHEALTH California to effect the Merger shall be further subject to the following conditions:

        (a) UROHEALTH shall have completed a due diligence review of the operations, properties, records, contracts, assets, liabilities (contingent and otherwise), and regulatory compliance of RA and its subsidiaries and the results of the due diligence review shall be satisfactory to UROHEALTH in its sole discretion. In the event the results of the due diligence review are unsatisfactory to UROHEALTH, UROHEALTH and UROHEALTH California shall have the option within twenty (20) days of the execution of this Agreement to (i) terminate this Agreement by written notice to RA or (ii) delivery of a written notice ("Notice") to RA conditioning UROHEALTH's and UROHEALTH California's obligation to consummate the Merger upon RA's resolving, to UROHEALTH's satisfaction prior to the Closing Date, those matters described in the Notice, including, if applicable, amendment or termination of agreements or arrangements as set forth in the Notice on terms acceptable to UROHEALTH. Upon receiving the Notice, RA shall have five (5) business days to either (i) terminate this Agreement by giving written notice to UROHEALTH or (ii) proceed with the

Merger, in which case the conditions outlined in the Notice shall be deemed additional Closing conditions under this Section 8.3.

        The results of UROHEALTH's due diligence shall be deemed satisfactory for the purposes of this Section 8.3 unless in UROHEALTH's reasonable judgment
(a) they indicate that any representation or warranty made by RA under this Agreement was materially untrue or inaccurate as of the date when made or (b) they otherwise reveal liabilities (contingent or otherwise), accounting irregularities (particularly other statements of assets or income or inadequate reserves or allowances) in excess of $100,000 in the aggregate, adverse agreements, understandings or arrangements to which RA or any of its subsidiaries is a party, or any set of adverse facts or circumstances relating to the general affairs, management, financial position or prospects of RA or its subsidiaries (including the ability of UROHEALTH or UROHEALTH California to succeed to the benefits of any arrangements between RA and physicians, hospitals, managed care organizations or other third-party providers) which, if known to UROHEALTH or UROHEALTH California at the time of the execution of this Agreement, would have made it inadvisable for UROHEALTH or UROHEALTH California to proceed with the Merger on the terms contemplated by this Agreement.

        (b) Consistent with oral commitments from UROHEALTH's lenders, a minimum of $27.5 million shall have been funded on or prior to Closing.

     8.4 Conditions to Obligation of RA to Effect the Merger. The obligation of RA to effect the Merger shall be further subject to the following conditions:

        (a) RA shall have completed a due diligence review of the operations, properties, records, contracts, assets, liabilities (contingent and otherwise), and regulatory compliance of RA and its subsidiaries and the results of the due diligence review shall be satisfactory to RA in its sole discretion. In the event the results of the due diligence review are unsatisfactory to RA, RA shall have the option within twenty (20) days of the execution of this Agreement to (i) terminate this Agreement by written notice to UROHEALTH or
(ii) delivery of a written notice ("Notice") to UROHEALTH conditioning RA's obligation to consummate the Merger upon UROHEALTH's resolving, to RA's satisfaction prior to the Closing Date, those matters described in the Notice, including, if applicable, amendment or termination of agreements or arrangements as set forth in the Notice on terms acceptable to RA. Upon receiving the Notice, UROHEALTH shall have five (5) business days to either (i) terminate this Agreement by giving written notice to RA or (ii) proceed with the Merger, in which case the conditions outlined in the Notice shall be deemed additional Closing conditions under this Section 8.4.

        (b) The results of RA's due diligence shall be deemed satisfactory for the purposes of this Section 8.4 unless in RA's reasonable judgment (i) they indicate that any representation or warranty made by UROHEALTH under this Agreement was materially untrue or inaccurate as of the date when made or (ii) they otherwise reveal liabilities (contingent or otherwise), accounting irregularities (particularly other statements of assets or income or inadequate reserves or allowances) in excess of $100,000 in the aggregate, adverse agreements, understandings or arrangements to which UROHEALTH or any of its subsidiaries is a party, or any set of adverse facts or circumstances relating to the general affairs, management, financial position or prospects of UROHEALTH or its subsidiaries which, if known to RA at the time of the execution of this Agreement, would have made it inadvisable for RA to proceed with the Merger on the terms contemplated by this Agreement.


                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of RA:

        (a) By mutual written consent of UROHEALTH and RA.

        (b) By UROHEALTH or RA if the Merger shall not have been consummated on or before September 1, 1996.

        (c) By either UROHEALTH or RA if there shall have been any material breach of a material obligation of the other and, if such breach is curable, such default shall have not been remedied within 10 days after receipt by the defaulting party of notice in writing from the other specifying such breach and requesting that it be remedied, provided, that such 10-day period shall be extended for so long as the other Company shall be making diligent attempts to cure such default.

        (d) By RA or UROHEALTH if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any Merger and such order, decree, ruling or any other action shall have become final and non-appealable.

        (e) By RA or UROHEALTH upon written notice to the other if any approval of its stockholders required for the consummation of the Merger submitted for their approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof.

        (f) By RA or UROHEALTH at any time prior to the date of RA's stockholders' meeting, if the Closing Market Value is more than 15% below the closing price of UROHEALTH common stock on the American Stock Exchange on the date this Agreement is executed.

     9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of this Agreement, there shall be no liability or obligation on the part of any Company or its officers or directors (except as set forth in Section 7.1(b) hereof and except for Sections 7.6, 9.2 and 11.6 hereof which shall survive the termination). Nothing contained in this Section 9.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

        9.3 Amendment. This Agreement may be amended by action taken at any time before or after approval hereof by the stockholders of RA, but, after any such approval, no amendment shall be made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        9.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                   ARTICLE X
                          SURVIVAL OF REPRESENTATIONS
                        AND WARRANTIES; INDEMNIFICATION

     10.1 Survival of Representations, Warranties and Agreements.

        (a) No representations, warranties or agreements contained herein shall survive beyond the Effective Time except that (i) the agreements contained in Sections 2.3, 3.1, 3.2, 3.3, 3.4, 3.5, 5.21, 7.4, 7.5, 7.7(a), 7.9, 7.13, 10.1
and Article XI hereof, and all other agreements of the parties, shall survive beyond the Effective Time and (ii) the representations and warranties of RA shall survive beyond the Effective Time until the earlier of (x) one year following the Effective Time or (y) the release of the first audited financial statements for UROHEALTH following the Effective Time ("Termination Date").

        (b) Through the Indemnification Shares, the Surviving Corporation, UROHEALTH, and each of their officers, directors, employees, agents, representatives and affiliates (collectively, the "Indemnitees" and individually each an "Indemnitee") (subject to the terms and conditions of subparagraph (c) below) will be entitled to be indemnified and held harmless against and in respect of any claims, damages, losses, costs, expenses, liabilities (absolute, accrued, contingent or otherwise), and reasonable legal fees and expenses (collectively, "Losses") incurred or suffered by any Indemnitee, directly or indirectly caused by or arising out of or related to any untruth, inaccuracy, error in, or breach of, any representation or warranty of RA contained in this Agreement, when made or deemed to be made. The rights of Indemnitees to indemnification under this
Section 10.1(b) shall be limited to, and satisfied solely out of and to the extent of, the Indemnification Shares (which shall not include the Retention Funds) exchanged for RA Shares in the Merger (the "Indemnification Escrow"), and any Loss shall be limited to those amounts for which the Indemnitee does not receive coverage under applicable insurance policies, if any. All indemnification requests of Indemnitees hereunder shall be made by or through UROHEALTH.

        (c) By voting to approve this Agreement or by surrendering his or her certificate(s) evidencing RA Shares as described in Section 3.2, each holder of RA Shares, other than Excluded Shares ("RA Stockholder"), agrees that UROHEALTH Shares equal to 10% of such shares to which such stockholder becomes entitled upon consummation of the Merger and the Retention Funds shall be placed in the Indemnification Escrow provided for in an Escrow Agreement to be entered into, as of the Effective Time, between UROHEALTH, RA and the Escrow Agent (which shall be mutually agreed by RA and UROHEALTH). The Escrow Agent is authorized from time to time to transfer all or any portion of the amount of the Indemnification Shares so deposited in satisfaction of the indemnity obligation as contemplated in the Escrow Agreement. The Indemnitees agree to look solely to the Indemnification Shares for satisfaction of the obligation of RA Stockholders to indemnify Indemnitees hereunder and will not look directly to any RA Stockholder for any indemnification hereunder, nor to the Retention Funds.

        (d) If any Indemnitee shall have any liquidated claim of indemnification pursuant to Section 10.1(b) above, it shall promptly request that UROHEALTH give written notice thereof to the Representative (as defined in paragraph (h) below) and the Escrow Agent, including a brief description of the facts upon which such claim is based and the amount thereof. Any Indemnitee may also request that UROHEALTH provide written notice to the Representative and the Escrow Agent of any unliquidated claim of indemnification pursuant to
Section 10.1(b), including a brief description of the facts upon which such claim is based and a demand for a reserve amount to be created in respect of such claim. Any claim made by any Indemnitee for Losses that are unliquidated shall not be paid but Indemnification Shares with a fair market value equal to such claim shall be held in the Indemnification Escrow until such Losses are fully liquidated. Notwithstanding the foregoing, no UROHEALTH Shares will be delivered to an Indemnitee pursuant to a written claim notice (with respect to either a liquidated or unliquidated claim) pursuant to Section 10.1(b) above unless, and only to the extent that, the aggregate amount of Losses sustained by Indemnitees as a group and as to which written claim notices have been given exceeds $75,000 (taking into account any reduction of prior noticed claims resulting from the dispute resolution procedures of Section 10.1(e) below).

        (e) If the Representative shall notify the Escrow Agent in writing (within fifteen (15) days of delivery to the Escrow Agent by UROHEALTH of a written notice of claim for indemnification) of his objection to a claim of indemnification or a demand for the creation of a reserve for any unliquidated claim (or the amount thereof), the Escrow Agent shall hold the disputed amount of Indemnification Shares in the Indemnification Escrow until the rights of the RA Stockholders and the Indemnitees with respect thereto have been agreed upon between the

Representative and the claiming Indemnitee. In the event such an agreement is reached, the claiming Indemnitee shall request UROHEALTH to provide to the Escrow Agent a written notice signed by the Representative in the form specified in the Escrow Agreement. If no such agreement has been reached, either the Indemnitee or the Representative may, not earlier than forty-five
(45) days after the date of the initial claim notice, submit the dispute to binding arbitration in Orange County, California, pursuant to the procedures and rules for commercial arbitration of the American Arbitration Association. The Escrow Agent may rely on the order or other determination of any such arbitrator. If any such arbitrator shall determine that any part of the Indemnification Escrow is to be delivered to an Indemnitee or is to be set aside in a reserve for any unliquidated claim, the Escrow Agent shall promptly following receipt of a copy of such determination establish such reserve or deliver to such Indemnitee the lesser of (i) that number of Indemnification Shares with a fair market value equal to the amount of the claim or claims as awarded to the Indemnitee to be satisfied, subject to the limitation set forth in paragraph (d) above, or (ii) the entire amount of Indemnification Shares remaining in the Indemnification Escrow. Any disputed amounts not awarded to the Indemnitee shall promptly be transferred to the unreserved portion of the Indemnification Escrow. UROHEALTH and the Representative shall bear their respective costs and expenses of any such arbitration; provided that, the Representative shall be entitled to charge the Indemnification Escrow for his costs and expenses as set forth in the Escrow Agreement.

        (f) On the Termination Date, the Escrow Agent shall distribute to the RA Stockholders on a pro rata basis all remaining Indemnification Shares in the Indemnification Escrow, less such amount of Indemnification Shares with a fair market value equal to the dollar amount of all claims pursuant to Section 10.1(c) that are still in process of resolution pursuant to Section 10.1(c).

        (g) After the Termination Date, (i) as each matter referred to in
Section 10.1(e) is resolved or otherwise concluded and (ii) as each undisputed unliquidated claim under Section 10.1(b) which remains unliquidated as of the Termination Date is liquidated, the Escrow Agent shall distribute to the RA Stockholders their respective pro rata amount of Indemnification Shares then determined by the Escrow Agent to be free of any rights of any Indemnitee under
Section 10.1(b) through (d), and, when all such matters are resolved and such claims are liquidated, the obligations under Section 10(b) hereof shall terminate. The Indemnification Escrow shall be terminated when all of the Indemnification Shares placed originally into the Indemnification Escrow shall have been disbursed in accordance with the provisions hereof and the Escrow Agreement.

        (h) As of the Effective Time of the Merger, the RA Stockholders shall, by virtue of the approval of this Agreement by the requisite vote of the Stockholders, be deemed, for themselves and their heirs and representatives and successors, to have constituted and appointed, effective from the Effective Time, Richard R. Newhauser, as their agent and attorney-in-fact (the "Representative") to take all action required or permitted under the Indemnification Escrow as provided in the Escrow Agreement or herein with respect to the interests and rights of the RA Stockholders. In the event of the death, physical or mental incapacity or resignation of the

Representative a replacement Representative shall be appointed as provided in the Escrow Agreement.

     In taking any action whatsoever hereunder, the Representative shall be protected in relying upon any notice, paper or other document reasonably believed by him to be genuine, or upon any evidence reasonably deemed by him to be sufficient. The Representative may consult with counsel in connection with his duties hereunder and shall be fully protected in any act taken, suffered or permitted by him in good faith or in accordance with the advice of counsel.
The Representative shall not be liable to the RA Stockholders for the performance of any act or the failure to act so long as he acted or failed to act in good faith within what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of the RA Stockholders.

        (i) The Escrow Agent shall distribute the Retention Funds in the manner set forth in Section 7.13 within 30 days after the individuals earning Retention Bonuses are determined.


                                   ARTICLE XI
                               GENERAL PROVISIONS

     11.1 Brokers. RA represents and warrants to the other Companies that no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of RA. UROHEALTH and UROHEALTH California represent and warrant to RA that, except for UROHEALTH's financial advisor, Bear Stearns & Co., Inc., no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of UROHEALTH or UROHEALTH California.

     11.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) If to RA, to:

         Richard-Allan Medical Industries, Inc.
         8850 M-89
         Richland, Michigan 49083
         Attention:  Richard R. Newhauser

     with a copy to:

         Howard & Howard Attorneys, P.C.
         107 W. Michigan Avenue, Ste. 400
         Kalamazoo, Michigan  47007-3956
         Attention:  Peter J. Livingston, Esq.

     (b) If to UROHEALTH or UROHEALTH California, to:

         UROHEALTH Systems, Inc.
         3050 Redhill Avenue
         Costa Mesa, California 92628
         Attention:  General Counsel

     with a copy to:

         Morrison & Foerster
         19900 MacArthur Boulevard, Suite 1200
         Irvine, California 92612
         Attention:  Robert M. Mattson, Jr., Esq.

     11.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.4 Entire Agreement; Assignment. This Agreement (including the Exhibits and other documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, and shall not be assigned by operation of law or otherwise.

     11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the provisions thereof relating to conflicts of law.

     11.6 Parties in Interest. Except for Sections 2.4, 7.4, 7.6 and Article X hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit or remedies of any nature whatsoever or by reason of this Agreement.

     11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     11.8 Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     11.9 Investigation. The respective representations and warranties of UROHEALTH, UROHEALTH California or RA contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by the other.

     11.10 Consents. For purposes of any provision of this Agreement requiring, permitting or providing for the consent of any Company, the written consent of the Chief Executive Officer of a Company shall be sufficient to constitute such consent.

     IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                               UROHEALTH SYSTEMS, INC.



                               By:
                                  ----------------------------------------------
                                  Name:  Charles A. Laverty
                                  Title: President and Chief Executive Officer



                              UROHEALTH, INC. (California)


                              By:
                                  ----------------------------------------------
                                  Name:  Charles A. Laverty
                                  Title: President and Chief Executive Officer



                             RICHARD-ALLAN MEDICAL INDUSTRIES, INC.



                              By:
                                   ---------------------------------------------
                                   Name:  Richard R. Newhauser
                                   Title:  Chairman

                                  Exhibit 2.4


1. Richard R. Newhauser and Kevin Duffy, Darryl Eckstein and Rich Kindberg ("Employees") will continue to operate the RA Division of UROHEALTH California for an agreed-upon period after the Closing Date.

2. Richard R. Newhauser and Employees will be entitled to participate in UROHEALTH's Stock Option Plan at levels consistent with their position in the Surviving Corporation.

3. Richard R. Newhauser and Employees will receive options exercisable for an aggregate of 400,000 shares of UROHEALTH Common Stock on the Closing Date, with an exercise price equal to the closing price of UROHEALTH Common Stock on the American Stock Exchange on the Closing Date.

4. Richard R. Newhauser and UROHEALTH California will enter, into an employment agreement containing mutually agreeable terms for an annual base salary to Richard R. Newhauser of $350,000 pursuant to which Richard
     R. Newhauser will provide services to the RA Division of UROHEALTH California. For a five-year period after expiration of the employment agreement, Richard R. Newhauser will act as a consultant to UROHEALTH California for an annual consulting fee of $200,000. UROHEALTH California will provide Richard R. Newhauser health insurance benefits throughout the employment and consulting term and during retirement thereafter at levels comparable to benefits then afforded UROHEALTH California employees. Employment agreements will be negotiated between UROHEALTH California and Kevin Duffy, Darryl Eckstein and Rich Kindberg.

                                  Exhibit 7.13


                            1.    Roy Melling
                            2.    Jeff Zerfas
                            3.    Andy Lenczycki
                            4.    Kathy Gietzen
                            5.    Bob Taylor
                            6.    Debbie Myers
                            7.    John Klinger
                            8.    Julie Powell
                            9.    Darrell Eckstein
                           10.    Rich Kindberg
                           11.    Kevin Duffy

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of August 12, 1996, by and among UROHEALTH Systems, Inc., a Delaware corporation ("UROHEALTH"), UROHEALTH, Inc. (California), a California corporation and wholly-owned subsidiary of UROHEALTH ("UROHEALTH California"), and Richard-Allan Medical Industries, Inc., an Illinois corporation ("RA"). The parties hereto are sometimes hereinafter referred to collectively as the "Companies."

     WHEREAS, the Companies have previously executed a certain Agreement and Plan of Merger dated as of July 5, 1996 (the "Merger Agreement"); and

     WHEREAS, the Companies now desire to amend the Merger Agreement;

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Section 3.2(b) of the Merger Agreement shall be amended and restated in its entirety as follows:

           "(b) Upon surrender of a certificate representing RA Shares ("Certificate") for cancellation duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash and a certificate representing that number of whole UROHEALTH Shares which such holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of this
      Article III, less 5% of the cash and 5% of such UROHEALTH Shares (the "Indemnification Fund"), which shall be delivered to the Escrow Agent for deposit in the Indemnification Escrow (as defined in Section 10.1(b) hereof) and less the Retention Funds (as defined in Section 7.13)."

     2. The first sentence of Section 7.13 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

           At Closing, UROHEALTH shall place into a segregated account of the Indemnification Escrow cash in the amount of $550,000.00 and that number of UROHEALTH Shares with a Closing Market Value equal to $550,000.00 (such cash and shares, the "Retention Fund").

     3. Sections 10.1(b) through 10.1(i) of the Merger Agreement shall be amended and restated in their entirety as follows:

           (b) Through the Indemnification Fund, the Surviving Corporation, UROHEALTH, and each of their officers, directors, employees, agents, representatives and affiliates (collectively, the "Indemnitees" and individually each an "Indemnitee") (subject to the terms and conditions of subparagraph (c) below) will be entitled to be indemnified and held harmless against and in respect of any claims, damages, losses, costs, expenses, liabilities (absolute, accrued, contingent or otherwise), and reasonable legal fees and expenses (collectively, "Losses") incurred or suffered by any Indemnitee, directly or indirectly caused by or arising out of or related to any untruth, inaccuracy, error in, or breach of, any representation or warranty of RA contained in this Agreement, when made or deemed to be made. The rights of Indemnitees to indemnification under this Section 10.1(b) shall be limited to, and satisfied solely out of and to the extent of, the Indemnification Fund (which shall not include the Retention Funds) exchanged for RA Shares in the Merger (the "Indemnification Escrow"), and any Loss shall be limited to those amounts for which the Indemnitee does not receive coverage under applicable insurance policies, if any. All indemnification requests of Indemnitees hereunder shall be made by or through UROHEALTH.

           (c) By voting to approve this Agreement or by surrendering his or her certificate(s) evidencing RA Shares as described in Section 3.2, each holder of RA Shares, other than Excluded Shares ("RA Stockholder"), agrees that 5% of the cash and UROHEALTH Shares equal to 5% of such shares to which such stockholder becomes entitled upon consummation of the Merger and the Retention Funds shall be placed in the Indemnification Escrow provided for in an Escrow Agreement to be entered into, as of the Effective Time, between UROHEALTH, RA and the Escrow Agent (which shall be mutually agreed by RA and UROHEALTH). The Escrow Agent is authorized from time to time to transfer all or any portion of the amount of the Indemnification Fund so deposited in satisfaction of the indemnity obligation as contemplated in the Escrow Agreement. The Indemnitees agree to look solely to the Indemnification Fund for satisfaction of the obligation of RA Stockholders to indemnify Indemnitees hereunder and will not look directly to any RA Stockholder for any indemnification hereunder, nor to the Retention Funds.

           (d) If any Indemnitee shall have any liquidated claim of indemnification pursuant to Section 10.1(b) above, it shall promptly request that UROHEALTH give written notice thereof to the Representative (as defined in paragraph (h) below) and the Escrow Agent, including a brief description of the facts upon which such claim is based and the amount thereof. Any Indemnitee may also request that UROHEALTH provide written notice to the Representative and the Escrow Agent of any unliquidated claim of indemnification pursuant to Section 10.1(b), including a brief description of the facts upon which such claim is based and a demand for a reserve amount to be created in respect of such claim. Any claim made by any Indemnitee for Losses that are unliquidated shall not be paid but a portion of the Indemnification Fund with a fair market value equal to such claim shall be held in the Indemnification Escrow until such Losses are fully liquidated. Notwithstanding the foregoing, no portion of the Indemnification Fund will be delivered to an Indemnitee pursuant to a written claim notice (with respect to either a liquidated or unliquidated claim) pursuant to Section 10.1(b) above unless, and only to the extent that, the aggregate amount of Losses sustained by Indemnitees as a group and as to which written claim notices have been given exceeds $75,000 (taking into account any reduction of prior noticed claims resulting from the dispute resolution procedures of Section 10.1(e) below).

           (e) If the Representative shall notify the Escrow Agent in writing (within fifteen (15) days of delivery to the Escrow Agent by UROHEALTH of a written notice of claim for indemnification) of his objection to a claim of indemnification or a demand for the creation of a reserve for any unliquidated claim (or the amount thereof), the Escrow Agent shall hold the disputed amount of the Indemnification Fund in the Indemnification Escrow until the rights of the RA Stockholders and the Indemnitees with respect thereto have been agreed upon between the Representative and the claiming Indemnitee. In the event such an agreement is reached, the claiming Indemnitee shall request UROHEALTH to provide to the Escrow Agent a written notice signed by the Representative in the form specified in the Escrow Agreement. If no such agreement has been reached, either the Indemnitee or the Representative may, not earlier than forty-five (45) days after the date of the initial claim notice, submit the dispute to binding arbitration in Orange County, California, pursuant to the procedures and rules for commercial arbitration of the American Arbitration Association.
      The Escrow Agent may rely on the order or other determination of any such arbitrator. If any such arbitrator shall determine that any part of the Indemnification Escrow is to be delivered to an Indemnitee or is to be set aside in a reserve for any unliquidated claim, the Escrow Agent shall promptly following receipt of a copy of such determination establish such reserve or deliver to such Indemnitee the lesser of (i) that portion of the Indemnification Fund with a fair market value equal to the amount of the claim or claims as awarded to the Indemnitee to be satisfied, subject to the limitation set forth in paragraph (d) above, or (ii) the entire amount of Indemnification Fund remaining in the Indemnification Escrow. Any disputed amounts not awarded to the Indemnitee shall promptly be transferred to the unreserved portion of the Indemnification Escrow. UROHEALTH and the Representative shall bear their respective costs and expenses of any such arbitration; provided that, the Representative shall be entitled to charge the Indemnification Escrow for his costs and expenses as set forth in the Escrow Agreement.

           (f) On the Termination Date, the Escrow Agent shall distribute to the RA Stockholders on a pro rata basis all remaining Indemnification Funds in the Indemnification Escrow, less such portion of the Indemnification Fund with a fair market value equal to the dollar amount of all claims pursuant to Section 10.1(c) that are still in process of resolution pursuant to Section 10.1(c).

           (g) After the Termination Date, (i) as each matter referred to in Section 10.1(e) is resolved or otherwise concluded and (ii) as each undisputed unliquidated claim under Section 10.1(b) which remains unliquidated as of the

      Termination Date is liquidated, the Escrow Agent shall distribute to the RA Stockholders their respective pro rata portion of the of Indemnification Fund then determined by the Escrow Agent to be free of any rights of any Indemnitee under Section 10.1(b) through (d), and, when all such matters are resolved and such claims are liquidated, the obligations under Section 10.1(b) hereof shall terminate. The Indemnification Escrow shall be terminated when all of the Indemnification Fund placed originally into the Indemnification Escrow shall have been disbursed in accordance with the provisions hereof and the Escrow Agreement.

           (h) As of the Effective Time of the Merger, the RA Stockholders shall, by virtue of the approval of this Agreement by the requisite vote of the Stockholders, be deemed, for themselves and their heirs and representatives and successors, to have constituted and appointed, effective from the Effective Time, Richard R. Newhauser, as their agent and attorney-in-fact (the "Representative") to take all action required or permitted under the Indemnification Escrow as provided in the Escrow Agreement or herein with respect to the interests and rights of the RA Stockholders. In the event of the death, physical or mental incapacity or resignation of the Representative a replacement Representative shall be appointed as provided in the Escrow Agreement.

           In taking any action whatsoever hereunder, the Representative shall be protected in relying upon any notice, paper or other document reasonably believed by him to be genuine, or upon any evidence reasonably deemed by him to be sufficient. The Representative may consult with counsel in connection with his duties hereunder and shall be fully protected in any act taken, suffered or permitted by him in good faith or in accordance with the advice of counsel. The Representative shall not be liable to the RA Stockholders for the performance of any act or the failure to act so long as he acted or failed to act in good faith within what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of the RA Stockholders.

           (i) The Escrow Agent shall distribute the Retention Funds in the manner set forth in Section 7.13 within 30 days after the individuals earning Retention Bonuses are determined.

     4. Section 10.1 of the Merger Agreement is hereby amended by adding new Sections 10.1(j) and (k) which immediately follows Section 10.1(i):

           "(j) All payments made, or reservations therefore, out of the Indemnification Fund shall be made or reserved 50% in cash and 50% in UROHEALTH Shares so held in the Indemnification Escrow.

           (k) Notwithstanding the other provisions of this Article X to the contrary, the Indemnitees shall be entitled to be indemnified out of the Indemnification Escrow with respect to any claims by Goldman, Sachs & Co.

      relating to that certain letter agreement dated June 4, 1994, without regard to the provisions of Section 10.1(d) above."


     5. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Merger Agreement.

     6. This Amendment shall be governed by and construed in accordance with the laws of the State of California without giving effect to the provisions thereof relating to conflicts of law.

     IN WITNESS WHEREOF, each Company has caused this Amendment to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                   UROHEALTH SYSTEMS, INC.


                                   By:______________________________
                                        Name:
                                        Title:


                                   UROHEALTH, INC. (California)


                                   By:______________________________
                                        Name:
                                        Title:


                                   RICHARD-ALLAN MEDICAL INDUSTRIES, INC.



                                   By:______________________________
                                      Name:   Richard R. Newhauser
                                      Title: